Exhibit 99.1

AITX’s RAD Receives RIO™ Expansion Orders from Major Client

Latest Orders Part of Ongoing National Rollout of AI-Powered Security Solutions by Leading Logistics Provider

Detroit, Michigan, June 2, 2025 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, along with its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), today announced that a major global logistics client has placed additional orders for multiple RIO 360 solar-powered security towers, each equipped with SARA™ (Speaking Autonomous Responsive Agent), AITX’s proprietary Agentic AI platform. These new deployments on the West Coast represent a continuation of the client’s ongoing national expansion of RAD’s security technology and software.

This latest order underscores the growing confidence major organizations have in RAD’s solutions to address evolving security challenges at scale. By extending their deployment of RIO units across additional facilities, the client demonstrates a commitment to leveraging advanced AI and automation for greater site protection, operational efficiency, and standardized incident response nationwide.

The RIO 360 units will be deployed at the client’s distribution and logistics centers, where they serve as a reliable and cost-effective alternative to traditional manned security posts. Each unit is connected to SARA in the cloud, enabling real-time intelligent monitoring, automated voice talk-downs to deter suspicious activity, immediate notifications to security personnel, and comprehensive incident reporting. This seamless integration allows the RIO units to deliver consistent site monitoring and rapid response, helping the client strengthen facility security while optimizing operational resources.

“We are proud to support this client’s nationwide growth with solutions that deliver proven results in challenging environments,” said Mark Folmer, CPP, PSP, President of RAD. “Their continued adoption of RIO and SARA highlights the value and impact that AI-driven security can bring to complex logistics operations. We look forward to helping more organizations realize similar benefits as they modernize their security strategies.”

SARA’s growing adoption across a variety of industries and sectors reflects a broader shift toward AI-powered, autonomous security solutions. With each new deployment, SARA further establishes its role as an essential technology for organizations seeking to automate routine monitoring, accelerate incident response, and maintain consistency across multiple sites. The momentum seen in this rollout signals increasing demand for intelligent security platforms that deliver reliable performance in real-world environments.

Sitting atop a standard RIO 360 configuration are dual ROSA™ units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/